UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §. 240.14a-12

COMMUNITY HEALTH SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY HEALTH SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2008

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 20, 2008 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:

1. To elect two (2) Class II Directors;

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on March 31, 2008, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Rachel A. Seifert
Senior Vice President, Secretary and
General Counsel

Franklin, Tennessee
April 11, 2008

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page

Introduction	1
General Information	3
Proxy Statement Proposals
Corporate Governance Guidelines and Board Matters	1
Director Compensation	7
Director Nomination Process	8
Stockholder Proposals and Nominations for Directors	8
Members of the Board of Directors	8
Proposals Submitted for a Vote of Stockholders	11
Proposal 1 — Election of Class II Directors	11
Proposal 2 — Appointment of Independent Registered Public Accounting Firm	11
Security Ownership of Certain Beneficial Owners and Management	13
Compliance With Exchange Act Section 16(a) Beneficial Ownership Reporting	14
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	15
Information About Our Executive Officers	16
Executive Compensation	17
Compensation Discussion and Analysis	17
Summary Compensation Table	27
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	30
Option Exercises and Stock Vested	31
Pension Benefits	31
Nonqualified Deferred Compensation Plan	32
Potential Payments upon Termination or Change in Control	33
Equity Compensation Plan Information	35
Equity Compensation Plan Information as of Fiscal Year End
Compensation Committee Report	35
Audit and Compliance Committee Report	35
Miscellaneous	36

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
4000 Meridian Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
April 11, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2008: THIS PROXY STATEMENT, PROXY CARD AND THE 2007 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET.

INTRODUCTION

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders (with Form 10-K) of Community Health Systems, Inc. (the “Company”) are being mailed on or about April 11, 2008. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the 2008 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

When and where will the meeting be held?

The meeting will be held on Tuesday, May 20, 2008 at 8 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the President or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank or other nominee, and you will return your proxy card or cards to your broker, bank, or other nominee. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of Monday, March 31, 2008.

How many shares of Common Stock may vote at the Meeting?

As of March 31, 2008, there were 96,227,831 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Shareholder Services, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you can vote your proxy by mailing in the enclosed proxy card.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name”, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the two nominees for Class II Directors John A. Fry and William Norris Jennings, M.D., with terms expiring at the 2011 Annual Meeting of Stockholders.

Proposal 2 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of or against electing each of the nominees as Directors or you may abstain from voting for one or both of them.

Proposal 2 — You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the President or Secretary will vote your shares as follows:

Proposal 1 —	FOR the election of each of the nominees for Class II Directors with terms expiring at the 2011 Annual Meeting of Stockholders.

Proposal 2 —	FOR the ratification of the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008.

How are abstentions and broker non-votes treated?

Abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee.

Can I change my vote after I have mailed my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s);

•	By attending the Meeting and voting your shares in person; or

•	If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with instructions to revoke your proxy.

What vote is required to approve each proposal?

Proposal 1 provides for the election of two (2) Class II Directors. For each nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him as a director.

Proposal 2 requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from BNY Mellon Shareholder Services, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors, officers, and employees will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular salaries.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting (including information regarding directions to the Meeting) please call our Secretary and General Counsel, Rachel Seifert, at 615-465-7000.

GENERAL INFORMATION

What is the deadline for submitting proxy statement proposals for the 2009 annual meeting of stockholders?

Each year the Board of Directors submits to the stockholders at the Meeting its nominations for election of directors. In addition, the stockholders are requested to ratify the selection of our independent registered public accounting firm. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the Proxy Statement for action at the Meeting. Any proposal submitted by a stockholder for inclusion in the 2009 Annual Meeting Proxy Statement must be received by the Company in the manner and by the deadline set forth under “Stockholder Proposals and Nominations for Directors” as set forth later in this Proxy Statement. In general, a director nomination, submitted in proper form, must be received no earlier than January 26, 2009, and no later than February 25, 2009. If a stockholder seeks to have a proposal included in our Proxy Statement for the 2009 Annual Meeting, the proposal must be submitted by not later than December 12, 2009.

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is Dale F. Frey, who presides at regularly scheduled executive sessions of our Board. Mr. Frey is also the Chair of the Governance and Nominating Committee of the Board of Directors. He and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
Attention:  Rachel A. Seifert
Corporate Secretary
615-465-7000
Investor  Communications@chs.net

Mr. Frey will be retiring from the Board after the Meeting, which is the end of his current term. An independent Board member will be appointed as our new Lead Director at the annual meeting of the Board of Directors to be held immediately following the Meeting.

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer
Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
800-495-9510

How is the Board of Directors organized and what are the standing committees of the Board of Directors?

Our Board of Directors, which consists of (8) members, is governed by the Bylaws of the Company and is further guided by the Governance Guidelines for the Board of Directors. Our Governance Guidelines include independence standards for those directors who are not also members of management. By evaluating the relationships of the Board of Directors with the Company and any members of management, as disclosed to us by them, against the independence standards of the Governance Guidelines our Board of Directors has affirmatively determined that the following six members are independent:

John A. Clerico
Dale F. Frey
John A. Fry
Harvey Klein, M.D.
Julia B. North
H. Mitchell Watson, Jr.

Messrs. Wayne Smith and Larry Cash, who are employee-officers of the Company, are not independent. Accordingly, 75% of the members of our Board of Directors are independent.

The non-management members of our Board meet periodically in executive sessions, typically at the end of each regularly scheduled board meeting, but otherwise as needed. The Lead Director presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Chairman, who is also our President and Chief Executive Officer, would not be appropriate. The Lead Director also provides significant input into Board meeting agendas and presentation topics.

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each meets the additional criteria for committee membership as set forth in the applicable committee charter. Each committee operates pursuant to a committee charter. The current composition of our Board’s Committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

John A. Clerico, Chair	Dale F. Frey	Dale F. Frey, Chair
John A. Fry	Julia B. North	John A. Fry
H. Mitchell Watson, Jr.	H. Mitchell Watson, Jr., Chair	Harvey Klein, M.D.
Julia B. North

How many times did your Board and its committees meet in 2007? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our then serving directors were present at our 2007 annual meeting of stockholders, which was followed immediately by the annual meeting of the Board of Directors.

The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors. Directors have access to all our books, records and reports, and members of management are available at all times to answer their questions.

In 2007, the Board of Directors held four (4) regular meetings, five (5) special meetings, and acted twice by written consent. Each director attended at least 75% of the Board meetings and meetings of the Committees of the Boards on which he/she served.

The Audit and Compliance Committee held eight (8) regular meetings during 2007. As set forth in the Committee’s Charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in, its oversight of, (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm. The Audit and Compliance Committee report is set forth later in this Proxy Statement.

The Compensation Committee held six (6) meetings during 2007. The primary purpose of the Compensation Committee is to (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in the Committee’s Charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company’s subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Committee also approves the goals and objectives of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target based compensation awards and equity grants. Pursuant to the Compensation Committee’s Charter, the Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Compensation Committee.

The Governance and Nominating Committee met two (2) times during 2007. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s corporate Governance Guidelines and make any recommended changes, additions or modifications; and (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) evaluate the qualification and performance of incumbent directors.

Who are your Audit Committee Financial Experts?

All three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, John A. Fry, and H. Mitchell Watson, Jr.

Does the Company have a Code of Conduct?

The Company has an internal compliance program, the keystone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors, officers, and employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of your Board of Directors’ organizational documents?

A copy of the current version of our Board of Directors Governance Guidelines, including our Independence Standards, along with current versions of our Code of Conduct, the Board of Directors Governance Guidelines and committees’ charters are posted on the Investor Relations section of our internet website — www.chs.net. These items are also available in print to any shareholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are your Directors Compensated?

Our Board of Directors has approved a compensation program for directors who are not members of management (“eligible directors”), which consists of both cash and equity-based compensation. In 2007, eligible directors received an annual stipend of $40,000. The Chair of the Audit and Compliance Committee received an additional annual stipend of $15,000; the Chair of the Compensation Committee received an additional annual stipend of $10,000; and the Chair of the Governance and Nominating Committee received an additional stipend of $7,500. Our Lead Director also received an additional stipend of $10,000. Eligible directors also received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. The independent members of our Board of Directors received 6,000 shares of restricted stock upon their initial appointment to the Board and 3,000 shares of restricted stock on the first business day after January 1 of each calendar year, provided the eligible director is a director on such date. These awards are made under our Amended and Restated 2000 Stock Option and Award Plan. The restrictions on these shares lapse in equal one-third increments on each of the first three anniversaries of the award date for so long as the director is a member of the Board. If a director’s service as a member of the Board terminates as a result of death, disability or for any reason other than for cause (as defined in the Amended and Restated 2000 Stock Option and Award Plan) all unvested shares of the restricted stock will vest as of the date of termination. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. Prior to establishing this program in December 2002, some of our directors were granted stock options upon joining our Board of Directors, but received no other compensation other than reimbursement of expenses for attending meetings. Beginning December 2002 until a modification on December 15, 2005, our directors received stock options upon joining our Board of Directors along with annual grants of stock options. In addition, our directors received a restricted share grant in February 2005. In July 2007, in connection with the closing of our acquisition of Triad Hospitals, Inc. (“Triad”), each of our independent directors received a special, one-time grant of 10,000 restricted shares, which restrictions will lapse in equal amounts on the first two anniversary dates of the grant.

Director Compensation

The following table summarizes the aggregate fees paid or earned and the value of equity-based awards earned by our directors in 2007:

	Fees Earned	Restricted
	or Paid	Stock	Total
Name	in Cash ($)	Awards ($) (1)	Compensation ($)

Dale F. Frey	79,000	169,759	248,759
Dr. Harvey Klein	55,000	169,759	224,759
John A Clerico	77,500	169,759	247,259
John A. Fry	62,000	169,759	231,759
H. Mitchell Watson, Jr.	76,000	169,759	245,759
Julia B. North	60,000	169,759	229,759

(1)	This amount reflects the dollar amount recognized for financial reporting purposes for the year ended December 31, 2007 in accordance with FAS 123( R) of restricted stock awards granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option Award Plan and thus may include amounts from awards granted in 2007 or in prior years. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2008. The FAS 123(R) amounts likely will vary from the actual amount ultimately realized. As of December 31, 2007, each non-employee director had restricted stock awards relating to 16,334 shares; and the non-employee directors had stock option awards for the following number of shares; Mr. Frey, 15,000; Dr. Klein, 25,000; Mr. Clerico, 20,000; Mr. Fry, 15,000; Mr. Watson, 15,000; and Ms. North, 0.

At its meeting in December 2006, the Governance and Nominating Committee of the Board of Directors established a policy to evaluate the elements and levels of the compensation for outside directors on a biannual basis and to rebalance the compensation awards to attain an allocation of compensation of approximately 50% in cash compensation and 50% in stock-based awards. The Compensation Committee’s outside consultant has been engaged to perform a market analysis and make recommendations to the Governance and Nominating Committee. The compensation for outside directors will next be evaluated for adjustment in December 2008.

How are Directors Nominated?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any Director nominee, including any Director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market, regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman, President and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman, President and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s Independence Standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman, President and Chief Executive Officer.

The nominees at the Meeting for the two (2) Class II Directors are as follows: John A. Fry and William Norris Jennings, M.D. Mr. Fry is an incumbent and Dr. Jennings is a new nominee. The process described above was applied in effecting the nomination of Dr. Jennings. Mr. Dale F. Frey, the other incumbent Class II Director, is not standing for re-election.

How can I submit Stockholder Proposals or Nominations for Directors?

The Governance and Nominating Committee will consider candidate nominees for election as director who are recommended by stockholders. Recommendations should be sent to the Secretary of the Company and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement relating to the stockholder’s meeting at which the election of such nominee would take place and will serve as a director if elected. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Secretary at our principal executive offices (Secretary, Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. This same time requirement applies to any business a stockholder seeks to bring before an annual meeting of our stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. The by-laws specify certain requirements as to the form and content of a stockholder’s notice.

Under SEC regulations, any stockholder wishing to submit a proposal to be included in the proxy materials relating to the 2009 Annual Meeting of Stockholders must submit the proposal in writing no later than December 12, 2008.

MEMBERS OF THE BOARD OF DIRECTORS

Our certificate of incorporation provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each Annual Meeting of stockholders, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote in the election of directors.

Class II directors’ terms expire at our 2008 Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the two (2) persons listed in the table below are nominated for election to serve as a Class II Director for a term of three (3) years and until their respective successors are elected and qualify. Mr. Fry is an incumbent; Dr. Jennings is a new nominee.

Name	Age	Position

William Norris Jennings, M.D.	64	Director (Class II)
John A. Fry	47	Director (Class II)

John A. Fry	Director Since 2004
Audit and Compliance Committee Member
Governance and Nominating Committee Member

Mr. Fry presently serves as President of Franklin & Marshall College. From 1995-2002, he was Executive Vice President of the University of Pennsylvania and served as the Chief Operating Officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of (i) the Board of Directors of Allied Security Holdings, LLC, and (ii) the Board of Trustees of Delaware Investments, with oversight responsibility for all of the portfolios in that mutual fund family.

William Norris Jennings, M.D.	New Nominee

Dr. Jennings is a practicing family medicine physician employed by The Physician Group, which is affiliated with Jewish Hospital and St. Mary’s Healthcare in Louisville, Kentucky. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

********

The remaining incumbent directors, whose terms of office have not expired (Class I directors’ terms will expire in 2010, and Class III directors’ terms will expire in 2009), are set forth below.

Name	Age	Position

W. Larry Cash	59	Executive Vice President, Chief Financial Officer and Director (Class I)
John A. Clerico	66	Director (Class III)
Harvey Klein, M.D.	70	Director (Class I)
Julia B. North	60	Director (Class III)
Wayne T. Smith	62	Chairman of the Board, President and Chief Executive Officer (Class III)
H. Mitchell Watson, Jr.	70	Director (Class I)

W. Larry Cash	Director Since 2001

Mr. Cash serves as the Executive Vice President and Chief Financial Officer. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana, Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc. and serves on its audit (chair) and compensation committees.

John A. Clerico	Director Since 2003
Audit and Compliance Committee Chair

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., he has served as its chairman and as a registered financial advisor. From 1992 to 2000, he served as an Executive Vice President and the Chief Financial Officer and a Director of Praxair, Inc. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico currently serves on the Board of Directors of (i) Educational Development Corporation, and on its audit and executive committees; and (ii) Global Industries, Ltd., and on its audit, compensation, and finance [chair] committees.

Harvey Klein, M.D.	Director Since 2001
Governance and Nominating Committee Member

Dr. Klein has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology.

Julia B. North	Director Since 2004
Compensation Committee Member
Governance and Nominating Committee Member

Julia B. North was appointed to our Board of Directors in December 2004. She is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. After leaving BellSouth Telecommunications in 1997, she served as the President and CEO of VSI Enterprises, Inc. until 1999. She currently serves on the Board of Directors of (i) Acuity Brands, Inc., and on its compensation and governance and nominating committees, and (ii) NTELOS Holdings Corp., and on its compensation committee.

Wayne T. Smith	Director Since 1997
Chairman of the Board

Mr. Smith is the Chairman, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is currently a member of the Board of Directors of (i) Citadel Broadcasting Corporation, and serves on its audit committee, and (ii) Praxair, Inc., and serves on its compensation and governance and nominating committees. Mr. Smith is a member of the board of directors and a past chairman of the Federation of American Hospitals.

H. Mitchell Watson, Jr.	Director Since 2004
Compensation Committee Chair
Audit and Compliance Committee Member

Mr. Watson is currently retired. From 1982 to 1989, Mr. Watson was a Vice President of IBM, serving from 1982 to 1986 as President, Systems Product Division, and from 1986 to 1989 as Vice President, Marketing. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company. Mr. Watson is a member of the Board of Directors of Praxair, Inc., and serves on its audit and governance and nominating committees. Mr. Watson is chairman — emeritus of Helen Keller International and the Chairman of the Brevard Music Center.

* * *

The following incumbent Class II director’s term expires at the 2008 Annual Meeting. Mr. Frey will not stand for re-election at the 2008 Annual Meeting.

Dale F. Frey	Director Since 1997
Lead Director
Governance and Nominating Committee Chair
Compensation Committee Member

Mr. Frey was elected as our Lead Director in February 2004. Mr. Frey is currently retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corporation. From 1980 to 1997, he was also Vice President of General Electric Company.

PROPOSALS SUBMITTED FOR A VOTE OF STOCKHOLDERS

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the following two (2) persons listed below are nominated for election to serve as Class II Directors for a term of three (3) years and until their respective successors are elected and qualify.

The nominees for directors are John A. Fry and William Norris Jennings, M.D. Mr. Fry is currently serving a term as a Class II director that expires at the Meeting. Each of the nominees has agreed to serve for the three-year term to which they have been nominated. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of such other person(s), if any, as the Board of Directors may designate.

Required Vote

For each director nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him as a Director. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a majority of the votes cast at the meeting. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to Board of Directors policy, that nominee is required to promptly submit his or her resignation to the Board of Directors. Within ninety (90) days following the certification of the vote, the Governance and Nominating Committee shall determine whether to accept the director’s resignation and publicly disclose its decision and reasons.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A CLASS II DIRECTOR.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. We expect that a representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2007	2006
	(In thousands)

Audit Fees(a)	$8,738	$2,504
Audit-Related Fees(b)	833	573
Tax Fees(c)	1,690	650
All Other Fees(d)	—	61

Total	$11,261	$3,788

(a) Fees for audit services billed in 2007 and 2006 consisted of:

•	Audit of the Company’s annual consolidated financial statements (amounts include an attestation report on management’s assessment of internal control over financial reporting);

•	Reviews of the Company’s quarterly consolidated financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters;

The increase in audit fees in 2007, as compared to 2006, is primarily attributable to:

•	Additional audit work in 2007 in connection with the Company’s July 25, 2007 acquisition of Triad and resulting 60% increase in the number of hospitals as of December 31, 2007, a 70.5% increase in net operating revenues for 2007 and complexity of the audit;

•	One-time audit services related to the acquisition of Triad, such as review of independent fair market value appraisal work, review of opening balance sheets and expanded disclosures; and

•	Comfort letter, procedures and consents in 2007 associated with private placement of the Company’s 8 7/8% senior notes and the related SEC registered exchange offer.

(b) Fees for audit-related services billed in 2007 and 2006 consisted of:

•	Due diligence associated with acquisitions;

•	Financial accounting and reporting consultations;

•	Employee benefit plan audits; and

•	Agreed-upon procedures engagements.

(c) Fees for tax services billed in 2007 and 2006 consisted of:

•	Fees for tax compliance services totaled $389,000 and $638,000 in 2007 and 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i) Federal, state and local income tax return assistance;

(ii) Sales and use, property and other tax return assistance; and

(iii) Assistance with tax audits and appeals.

•	Fees for tax planning and advice services totaled $1,301,000 in 2007 and $12,000 in 2006. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related primarily to the Triad acquisition in 2007.

(d) Fees for all other services billed in 2006 consisted of permitted non-audit services, such as:

•	Other consulting or advisory service.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit and Compliance Committee determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company’s independent registered public accounting firm, to oversee the conduct of the audit of the Company’s consolidated financial statements, and to approve the provision of all auditing and non-audit services. All audit and non-audit services performed by the independent registered public accounting firm during 2007 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our Common Stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 at the Meeting, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2008, except as otherwise footnoted, with respect to ownership of our Common Stock by:

•	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table on page 28; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number		Percent

5% Stockholders:
Franklin Mutual Advisors, LLC	9,331,363	(2)	9.7%
Wellington Mgt Co, LLP	5,915,958	(3)	6.1%
Bamco Inc/NY	5,879,850	(4)	6.1%
T. Rowe Price Associates, Inc	5,415,522	(5)	5.6%
FMR LLC	4,926,559	(6)	5.1%
Directors:
John A. Clerico	60,000	(7)	*
Dale F. Frey	35,000	(8)	*
John A. Fry	35,000	(9)	*
Harvey Klein	45,000	(10)	*
Julia B. North	31,000	(11)	*
William Norris Jennings, M.D.	1,000		*
H. Mitchell Watson, Jr.	37,000	(12)	*
Wayne T. Smith	2,252,446	(13)	2.3%
W. Larry Cash	989,716	(14)	1.0%
Other Named Executive Officers:
William S. Hussey	400,345	(15)	0.4%
Gary D. Newsome	394,966	(16)	0.4%
Michael T. Portacci	418,375	(17)	0.4%
All Directors and Executive Officers as a Group (15 persons)	5,560,515	(18)	5.6%

*	Less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons has the right to acquire them within 60 days after March 31, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 31, 2008 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13G filed on January 30, 2008, by Franklin Mutual Advisers LLC. The address of Franklin Mutual Advisers LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(3)	Shares beneficially owned are based on Schedule 13G filed on February 14, 2008, by Wellington Management Co LLP. The address of Wellington Management Co LLP is 75 State Street, Boston, MA 02109.

(4)	Shares beneficially owned are based on Schedule 13G filed on February 14, 2008, by Bamco Inc/NY. The address of Bamco Inc/NY is 767 Fifth Avenue, New York, NY 10153.

(6)	Shares beneficially owned are based on a Schedule 13G filed on February 14, 2008, by FMR LLC. The address of FMR LLC is 82 Devonshire St., Boston, MA 02109.

(7)	Includes 20,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(8)	Includes 15,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(9)	Includes 15,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(10)	Includes 25,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(11)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(12)	Includes 15,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(13)	Includes 1,200,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(14)	Includes 618,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(15)	Includes 266,666 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(16)	Includes 246,666 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(17)	Includes 246,666 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

(18)	Includes 3,113,331 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2008.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons that no Form 5 report was required to be filed by them, we believe that during 2007, all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of Dale F. Frey, who inadvertently failed to timely report his sale of 12,837 shares of our common stock on November 30, 2007 in an open market transaction. A Form 4 for this transaction was filed with the SEC on December 13, 2007.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS
OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2007, Brad Cash received compensation of $196,257, including relocation expense of $20,591, while serving as a Chief Financial Officer at one of our hospitals and being reassigned to serve as the divisional financial executive for one of our corporate office division presidents.

The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual. In 2007, the Company contributed $600,000 to this foundation.

There were no loans outstanding during 2007 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 10% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to the General Counsel to determine if they are exempted or included under the Company’s written policy. If they are included, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Principles of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated. “Related person transaction” means those financial relationships involving the Company and any of its subsidiaries, on the one hand, and any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a direct or beneficial owner of 5% or more of the Company’s common stock (our only class of voting securities), or is employed by or in a principal position with such an owner, on the other hand. Exempted from related person transactions are those transactions in which the consideration in the transaction during a fiscal year is expected to be less than $120,000 (aggregating any transactions conducted as a series of transactions).

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 31, 2008. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and Community Health Systems Professional Services Corporation, two of our wholly-owned subsidiaries:

Name	Age	Position

Wayne T. Smith.	62	Chairman of the Board, President and Chief Executive Officer and Director (Class III)
W. Larry Cash	59	Executive Vice President, Chief Financial Officer and Director (Class I)
William S. Hussey	59	Division President — Division Operations
Michael T. Portacci	49	Division President — Division Operations
Gary D. Newsome	50	Division President — Division Operations
David L. Miller	59	Division President — Division Operations
Thomas D. Miller	50	Division President — Division Operations
Rachel A. Seifert	48	Senior Vice President, Secretary and General Counsel
T. Mark Buford	54	Vice President and Corporate Controller

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 10 above.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 9 above.

William S. Hussey serves as Division President — Division IV Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional hospitals. Mr. Hussey presently manages hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, and Wyoming. Prior to joining us, he served as President and CEO for a hospital facility in Ft. Myers, Florida (1998 to 2001). From 1992 to 1997, Mr. Hussey served as President — Tampa Bay Division, for Columbia/HCA Healthcare Corporation.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently manages hospitals in Arkansas, Louisiana, and Texas.

Gary D. Newsome serves as Division President — Division III Operations. Mr. Newsome joined us in February 1998 as Group Vice President, and presently manages hospitals in Illinois, New Jersey, Pennsylvania, Tennessee, and West Virginia. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for certain facilities operated by Health Management Associates, Inc.

Thomas D. Miller serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad in July 2007, and is assigned oversight responsibility for the Company’s hospitals in Illinois, Indiana, Kentucky, Missouri, and Ohio. From 1998 until his promotion to his current position, Mr. T. Miller served as the President and Chief Executive Officer of Lutheran Health Network in northeast Indiana, a system that includes five hospital facilities. For the ten years prior to 1998, he was with Hospital Corporation of America in various increasingly responsible positions of hospital and market leadership.

David L. Miller serves as Division President — Division I Operations. Mr. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida, Georgia, Mississippi,

North Carolina, South Carolina, and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of a facility owned by Health Management Associates, Inc.

Rachel A. Seifert serves as Senior Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

T. Mark Buford, C.P.A., serves as Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, the nation’s largest and fastest growing domestic industry, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital, and business markets, continued Company growth in revenue and improvement in profitability are paramount objective of the Company’s strategy. These strategic imperatives are the fundamental point of alignment between shareholder value and the compensation of executive management.

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By developing a competitive executive compensation program that incorporates short-term and long-term components, components of which align the interests of executive management with stockholders and that retains valuable executive talent, the Company believes that stockholder value can best be maximized.

In 2007, the Company effectively doubled in size by acquiring Triad, elevating the Company to a position as one of the 500 largest publicly traded companies in the United States in terms of revenue. With the exception of the promotion of Thomas D. Miller from a market management position with Triad to the position of Division President with the Company, none of the former executive management of Triad continued with the Company following the merger. This dramatic growth and increase in responsibility presented a unique circumstance for the Company with respect to its retention objectives and compensation philosophy, both of which are discussed in more detail below.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. The current members of the Compensation Committee are Dale F. Frey, Julia B. North, and H. Mitchell Watson, Jr., who serves as the Committee’s chair. Each member of the Committee has served as such since 2004. Each of the Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission (for Section 16(b) purposes), each member of the Committee also meets the independence requirements of Section 162(m) of the IRC.

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that rewards current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to preserving and/or maximizing stockholder value. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with appropriate peer groups, rewards in both short-term and long-term perspectives the attainment of performance and growth objectives, aligns the interests of executive management with stockholders, and retains valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The tools currently used by the Company are:

•	Annual cash compensation that is competitive with the peer group/industry sector (see below for our discussion of our peer groups) in which the Company directly competes for talent, i.e., the for-profit hospital and managed care industries;

•	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives;

•	Longer-term incentive awards of stock-based compensation that further align the interests of executive management with maximization of long-term stockholder value; and

•	Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate peer group executive;

•	Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive;

•	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate peer group executive; and

•	The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on competition, level of responsibility and performance. Subject to the availability of timely information regarding peer group compensation at the time that compensation decisions are made, the Company believes that compensation for the named executive officers is within the established targets.

In establishing performance-based targets for cash incentive compensation to its executives, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which correspond to its guidance to investors, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer, the performance-based targets have three components — a continuing operations earnings per share target, an EBITDA (earnings before deductions for interest, taxes, depreciation, and amortization) target, and a net revenue target. The target performance-based incentive compensation plans for each executive provide both underachievement payments, albeit severely reduced, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data, utilizing the most recent proxy statement data, other publicly available data (i.e., Form 8-K data), and the consulting group’s proprietary database of executive compensation information. In addition to reviewing the primary peer group information, potential alternative peer groups are reviewed to the extent their constituent companies may be either talent pools for Company recruitment or that Company executives may be targeted for recruitment to those other industries. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor (because the data is approximately one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its consultant and the Company’s Chief Executive Officer, Chief Financial Officer, and human resources executives except that the Chief Executive Officer is not involved in setting his own compensation. Recommendations are reviewed in connection with the evaluation, in February of each year, of the attainment of target incentive compensation awards and other performance-based compensation awards for the prior year, which coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third week of February, final compensation adjustments are made by the Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior year incentive payments are made, then current year target objectives are established, and equity awards are granted.

The circumstance presented by the Triad acquisition was just the type of unusual consideration that merited flexibility within the policy. In March 2007, the Company announced the Triad acquisition that would call upon the depth and experience of the entire management team to assess and effectuate the acquisition, and integrate the operations of the acquired hospitals into the Company. Senior management and the Compensation Committee determined that a uniquely designed financial incentive would be required to ensure the retention and continuity of the management team through the entire transition period, which was estimated by them to be approximately two years after the completion of the Triad acquisition. After assessing the alternatives available, which included somewhat typical one-time cash bonuses or salary increases to acknowledge the executives’ change in relative ranks within corporate peer groups or one-time equity grants, the Compensation Committee crafted a special, one-time equity grant that consisted of a split of nonqualified stock options, with three-year vesting, and performance based restricted stock awards that were each further divided into two equal components, with separate performance criteria. The vesting of the first half of these awards is subject to a target for the first twelve months of operations following the closing of the Triad acquisition (i.e., July 25, 2007 through June 30, 2008), and vesting of the second half of these awards is subject to a separate target for the second twelve months following the closing of the Triad acquisition (i.e., July 1, 2008 through June 30, 2009). The targets for each of these performance based restricted stock award grants is an alternative of Net Revenue attainment or earnings per share attainment.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers has a written employment agreement with the Company or any of its subsidiaries. In February 2007, on the recommendation of the Compensation Committee, the Board approved Change in Control Severance Agreements (the “CIC Agreements”) among the Company, Community Health Systems Professional Services Corporation (the employer of each of our executives), and each officer of the Company (collectively, the “Covered Executives”), effective as of March 1, 2007. The CIC Agreements will remain in effect until February 28, 2009 (or, if later, expiration of the 36 month period following a Change in Control, as defined in the CIC Agreements). Commencing on March 1, 2008 and on each March 1 thereafter, the term of the CIC Agreements will automatically be extended for one year unless notice is given by the prior December 1st. Newly appointed officers of the Company have also been made party to CIC Agreements.

The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a Change in Control, (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the Change in Control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the Change in Control including, among other things, (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work or (iv) the failure of the Company to continue in effect any material compensation or benefit plan . The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and each Senior Vice President; for the CIC Agreements among the Company, Community Health Systems Professional Services Corporation and each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively.

Compensation and benefits payable under the CIC Agreements include a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of target incentive bonus and (v) three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which Change in Control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs. The Covered Executives shall also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program, provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive shall be reduced by that amount and no excise tax gross up payment will be paid.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, Community Health Systems Professional Services Corporation and hold the same elected officer titles with this entity as they do with the Company.

Components of the Executive Compensation Program

In February 2008, the Compensation Committee approved management’s recommendations for compensation levels, performance-based incentive compensation awards for 2007, performance-based incentive compensation targets for 2008, and equity awards (stock options and restricted stock awards) for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers. The peer group selected for this analysis included four hospital companies whose stock or debt securities are publicly traded and five health insurance/managed care providers whose stock is publicly traded, which is substantially the same group as used in prior years, except that Triad was deleted as a peer. The Compensation Committee will be evaluating the peer group selection over the remainder of 2008 and will determine whether changes in the peer group should be made during the 2009 compensation cycle as a result of the increase in the size of the Company. The nine companies used for the current year’s peer group analysis (the “talent peer group”) were:

Hospital Companies	Managed Care Companies

• HCA, Inc.	• Unitedhealth Group Incorporated
• Universal Health Services, Inc.	• Wellpoint, Inc.
• Health Management Associates, Inc.	• Aetna Inc.
• LifePoint Hospitals, Inc.	• Humana Inc.
• Coventry Health Care, Inc.

In addition, a separate analysis was conducted of the peer group of hospital companies (the “market peer group”) with whom the Company’s stock trades in unison. This separate analysis was reviewed as an additional check against the suitability of the selected peer group, which confirmed the selection. For Mr. Smith, the Company’s Chairman, President, and Chief Executive Officer, the Chief Executive Officer position at the peer groups was utilized for comparison purposes.

For the other named executive officers, because there are no consistent, direct comparison positions at the peer group companies, the following comparisons were used: Mr. Cash, the Company’s Executive Vice President and Chief Financial Officer, was compared to the “second most highly compensated officer” at all peer group companies; for the next three most highly compensated named executive officers of the Company, the average of the peer group’s “third, fourth, and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed. In addition to the benchmarking policies, the Compensation Committee also evaluated each individual’s unique contributions to the organization and overall industry trends. In 2008, the Chief Executive Officer’s salary was increased by 4.3%, to $1,080,000. For 2008, the base salary of the Chief Financial Officer was increased by 3.1% over 2007’s salary. In our peer analysis, the other named executive officers, three of our Division Presidents, fell below our target range and the 2008 base salary of each was increased by 17.1% to meet our compensation objectives for base salary.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan. This plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary. Based on the nature of the Company’s business, the periodicity of cash incentive compensation awards for its named executive officers is tied to the attainment of annual performance objectives, however, for other employees, incentives may be linked to goal attainment over shorter or longer periods of time.

Cash incentive compensation awards are “at risk” for the attainment of the specific goal, and for each named executive officer, the individual’s target plan includes two or more budgeted goals, and within those goals different award amounts to be earned depending on the level at which that goal is attained, i.e., an underachievement and overachievement opportunity. The risk is substantial. For example, all of the named executive officers’ target plans include a percentage of base salary for total Company EBITDA for the year. For 2007, this target was $705,000,000, and if it had been met, each named executive officer would have received the percentage of their base salary specified in their plan. For each 1% decrease in Company EBITDA achievement, the bonus percentage amount was reduced by 5%, but no bonuses are paid below 90% of target attainment; at 90% of attainment, 50% of the specified bonus percentage would have been paid. If the target for Company EBITDA had been exceeded, as it was for fiscal year 2005, each named executive officer would have received an additional 1% of their base salary for each $1,500,000 over target, up to a plan maximum specified for each named executive.

The following chart describes the components of the named executive officers’ targeted cash incentive plan salary percentages for 2008 (unchanged from 2007):

Wayne T. Smith, Chairman, President and Chief Executive Officer	Total Base Salary Target: 180% Corporate EBITDA — 115% Continuing Operations EPS — 50% Net Revenues — 15%
W. Larry Cash, Executive Vice President and Chief Financial Officer	Total Base Salary Target: 130% Corporate EBITDA — 80% Continuing Operations EPS — 35% Net Revenues — 15%
Division Presidents: William S. Hussey, Michael T. Portacci, Gary D. Newsome	Total Base Salary Targets: 100%
Division Hospital EBITDA — 55%*
Corporate EBITDA — 15%
Continuing Operations EPS — 10%
EBITDA Margin Improvement — 10%*
Division Hospital Revenue — 5%*
Non-Self Pay Admissions Growth — 5%*

*	Specific targets set for each group

For 2007, the Corporate EBITDA target was $705 million (with a minimum of $634.5 million, which will yield 50% of bonus amount that is linked to this objective), the Continuing Operations EPS target is $2.30 per share (with a minimum of $2.20, which will yield 50% of bonus amount that is linked to this objective), and the Net Revenues target is $5.025 billion (with a minimum of $4.523 billion, which will yield 90% of the bonus amount that is linked to this objective). All target amounts may be adjusted in the event of a significant event such as an acquisition, divestiture or accounting change.

For 2008, the Corporate EBITDA target is $1.57 billion (with a minimum of $1.404 billion, which will yield 50% of bonus amount that is linked to this objective), the Continuing Operations EPS target is $2.25 per share (with a minimum of $2.03, which will yield 50% of bonus amount that is linked to this objective), and the Net Revenues target is $11.1 billion (with a minimum of $9.99 billion, which will yield 50% of the bonus amount that is linked to this objective). All target amounts may be adjusted in the event of a significant event such as an acquisition, divestiture or accounting change.

With respect to Mr. Smith and Mr. Cash, who have been designated by the Compensation Committee as “covered employees” under this plan, their awards are limited to those which will be treated as “qualified performance-based compensation” under Section § 162(m) of the IRC, and their awards are administered solely by the Compensation Committee. [Alterative compensation awards for CEO & CFO.] Awards to other employees, including the other named executive officers, are administered by management, however, the targets and awards are approved and ratified by the Compensation Committee. Awards to executive officers who are not designated as “covered employees” may be discretionary in nature.

For 2007, the Committee made the appropriate adjustments for the significant transactions that occurred during the year and computed the appropriate incentive cash compensation payouts for each of the named executive officers. Because the Company attained only 92% of the “Continuing Operations EPS” target, attained only 96% of the “Corporate EBITDA” target, and attained 99% of the “Net Revenues” target, all cash incentive compensation awards for the named executive officers were reduced. 2007 cash incentive plan payouts averaged 75% of target opportunity for our named executive officers. These levels were above the notably low payouts in 2006, which averaged only 51% of the target opportunity for the named executive officers. While the Committee recognizes that the failure to attain incentive plan targets may from year to year be caused by market and other circumstances beyond the control of the executives, it feels that this compensation element and alignment tool serves its desired function to evaluate and reward the single year’s performance (even if substantially market driven) and that there are other tools utilized by the Committee to motivate and retain the executives over the long term.

Long-term Incentives

Equity awards are designed to reward the executives for their longer term contributions to the success and growth of the Company and are directly linked to maximizing shareholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program, and currently greater than 60% of the pay mix of actual total direct compensation consists of a combination of stock options and restricted stock awards. The Company’s current pay mix is competitive with the talent peer group’s pay mix, which is consistent with the Company’s overall executive compensation philosophy and core principles. As noted in the discussion above, the Company made a one-time special equity grant in connection with the Triad acquisition. For the unique reasons stated, this compensation element was not aggregated with the ongoing program of annual grants in making the determinations for making the 2008 long-term incentive awards.

Equity based incentive awards are made pursuant to the Company’s Amended and Restated 2000 Stock Option and Award Plan. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards, and other share based awards, including phantom stock. The Company has only made awards in the form of nonqualified stock options and restricted shares, as these types of awards are most consistently used by the Company’s talent peer group members and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

In 2005, the Compensation Committee began making annual grants of long-term incentives in the form of nonqualified stock options and restricted stock awards. The move away from nonqualified stock options (which had only been made on a sporadic basis) and towards a balance of the two award types was motivated in part by the change in accounting treatment in 2005 (requiring the expensing of stock options), but was also motivated by a desire to balance the relative risk to the executive officers, thus facilitating the retention element of long-term incentives.

The Company believes that annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with shareholder value. Under the Company’s compensation philosophy, all grants of both nonqualified stock options and restricted stock awards vest in one-third increments on the first three anniversary dates of grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. Beginning in 2006 and continuing in 2007 and 2008, the named executive officers’ restricted stock awards were modified to include a component of “qualified performance-based compensation” and would be forfeited in their entirety if the performance measures for the calendar year in which those grants were made had not been attained. The performance measures for the grants made in 2006 and 2007 were attained, and those grants are further subject to time-based restrictions, which lapse in one-third increments on the first three anniversary dates of the grants.

The 2008 performance based restricted stock awards to the named executive officers are subject to the same type of performance criteria as were the annual 2007 awards; they require the satisfaction of one of two performance measures, either 75% of the low-end target range of 2008 earnings per share from continuing operations, or the attainment of 90% of the 2008 net operating revenue low-end target range, both as projected in February 2008. Thus, these awards will be forfeited in their entirety if neither target is attained; if either is attained, then the performance-based criteria will have been met and the awards’ time-based restrictions will lapse in one-third increments on the first three anniversary dates of the grants.

Beginning with the 2007 grants, the Company’s named executive officers (and other officers and key employees), have in place three sequential years of grants, each with a three-year vesting schedule, which fulfills the retention and stockholder alignment objective of these awards.

Benefits and Perquisites

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability, and retirement savings (401(k)). Except as noted below, the named executive officers participate in these plans on the same basis (i.e., benefits, premium amounts, and co-payments deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in additional benefits and perquisites, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan, the Supplemental 401(k) Plan, and the Deferred Compensation Plan, each of which is a non-qualified plan under Employee Retirement Income Security Act of 1974, as amended. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

The provision of a retirement benefit is necessary to remain competitive with the Company’s talent peer groups, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, the Company adopted the Supplemental Executive Retirement Plan for the benefit of our officers and key employees. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all persons. In particular, the defined benefit provided under the Supplemental Executive Retirement Plan is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum term of the effects are limited to three years.

The plan generally provides that, when a participant retires after his or her normal retirement date (age 65) he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the Deferred Compensation Plan pursuant to the Benefit Exchange Agreement increased by 7% per year commencing January 1, 2003. The Named Executives each entered into a Benefit Exchange Agreement with the Company which provided that, in exchange for the executive’s interest in a split-dollar insurance policy, the Company would contribute certain specified amounts to the executive’s account under the Deferred Compensation Plan.

For this purpose the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant’s years of service. Mr. Smith and Mr. Cash have been credited with two years of service for each year of actual service. Benefits are generally payable over the lifetime of the participant, but may be paid in an alternative form if requested by the participant. The benefit is reduced for the Social Security benefit and the contribution made by the Company to the employee’s Deferred Compensation Plan subaccount in connection with the discontinuation of the Company’s previous executive retirement plan in

2002. Benefits for employees who retire with fewer than 25 years of service (commencing with service in 1997) receive a reduced benefit.

In the event of a change in control, all participants who have been credited with five or more years of service will be credited with an additional three years of service. In addition, the benefit of any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the plan will terminate.

The Company’s named executive officers are also eligible to participate in the Company’s nonqualified deferred compensation plan, as well as the nonqualified supplemental 401(k) plan. Employees’ voluntary contributions to these plans are tax deferred, but are subject to the claims of the general creditors of the Company. These plans do not play a significant role in the Company’s executive compensation program and other than the provision of these plans to allow tax deferred savings by employees, the only participation by the Company is to restore matches limited under the Company’s qualified 401(k) plan.

Perquisites

The Company provides very little in the way of additional benefits to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other companies generally and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The taxable income attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below and is taxed to the executive without gross-up.

Termination of Service and Severance Arrangements

As described above, each of the named executive officers is party to a CIC Agreement, which provides benefits only upon both Change in Control and termination of employment, or in the event of certain other adverse changes in the terms of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy. The Company’s severance policy provides that Messrs. Smith and Cash are entitled to receive twenty-four (24) months of their base salary (the other named executive officers are entitled to receive twelve (12) months of their then base salary), and target incentive compensation amounts if they are otherwise terminated by the Company without cause. Also, upon termination without cause, all of the named executive officers are entitled to receive a prorated portion of their cash incentive compensation for the year of termination and under certain of their restricted stock award agreements (those dated 2006 and after), the lapse schedule is accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for Messrs. Smith and Cash and twelve (12) months for the other named executive officers.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting for all grants under the Amended and Restated 2000 Stock Option and Award Plan is accelerated.

Additional Executive Compensation Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following Company directors and officers, in the indicated multiples of either an executive officer’s base salary or a non-executive director’s retainer fee at the time the participant becomes subject to the guideline (i.e., for all current directors and officers, May 25, 2005):

	Value of
	Common Stock
Position with the Company	Owned

Chairman/President/Chief Executive Officer	5.0	x
Non-Executive Members of the Board of Directors	5.0	x
Executive Vice Presidents/Chief Financial Officer	3.0	x
Proxy “Named Executive Officers” Senior Vice Presidents	3.0	x
Other Senior Vice Presidents	1.5	x
Other Officers	1.0	x

Company officers and directors subject to these guidelines are expected to achieve their respective guideline within five (5) years of becoming subject to the guideline (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guideline and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as such Committee deems necessary and appropriate. As of March 31, 2008, each of the Company’s directors and officers were in compliance with this policy.

Pursuant to the Company’s Policy Concerning Securities Trading, applicable to all members of the board of directors, officers, and other key employees, any short-term trading, short sales, transactions in puts, calls, or other derivative securities, hedging transactions, and margining or pledging with respect to the Company’s securities are strictly prohibited.

Stock Option Dating

Immediately following the receipt of reports of concerns at other companies about their historical stock option dating practices, the Compensation Committee and Audit and Compliance Committee of the Board of Directors jointly undertook a review of the Company’s practices in this area. The following is a summary of historical activity and practices at the Company regarding its grant of stock options to the Company’s named executive officers:

•	Stock options have only been granted to executive officers on the following dates:

•	June 8, 2000 (coinciding with IPO date),

•	May 22, 2003 (coinciding with Annual Stockholder and Board meeting date),

•	February 28, 2005 (written consent action six days after Board and Committee meeting; grant delayed to avoid “quiet period”);

•	March 1, 2006 (same date as Board meeting);

•	February 28, 2007 (same date as Board meeting);

•	July 25, 2007 (coinciding with Triad acquisition closing date; approved at Board and Committee meeting held on July 18, 2007); and

•	February 27, 2008 (same date as Board meeting).

•	All stock option grants to executive officers have been in amounts approved solely by the Compensation Committee, an appropriately comprised committee of independent, directors who were never employed by the Company.

•	The pricing of all stock option grants to executive officers was the close of the market price on the date of the grant (except in the case of the June 8, 2000 grant, which was made at the IPO price).

•	Stock options have never been backdated and have never been repriced.

•	Form 4’s have been accurately and timely filed for each named executive officer’s grant of stock options.

•	Stock options have never been granted during a “quiet period” and for the last five grants, were issued shortly after prior year-end financial information had been released to the public and filed with the SEC (or quarter-end financial information, in the case of the July 25, 2007 grant).

In conclusion, the Company believes that the historical and continuing practices at the Company are in conformity with the best practices of the industry and all current recommendations.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our Named Executive Officers total compensation earned during the years ended December 31, 2007 and 2006.

						Change in
						Pension
						Value and
				Plan Based Awards		Nonqualified
				Restricted		Deferred	All
				Stock	Option	Compensation	Other	Total
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation
Name and Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Wayne T. Smith	2007	1,035,000	1,416,915	5,383,111	2,155,944	1,653,202	269,684	11,913,856
Chairman of the Board,	2006	990,000	712,800	2,142,889	660,250	2,568,843	242,642	7,317,424
President and Chief Executive Officer
W. Larry Cash	2007	644,000	643,356	2,993,225	1,047,350	609,658	79,428	6,017,017
Executive Vice President	2006	625,000	337,500	1,392,878	385,725	908,997	95,296	3,745,396
and Chief Financial Officer
William S. Hussey	2007	370,633	290,226	1,300,355	473,445	139,833	14,938	2,589,430
Senior Vice President -	2006	325,000	188,500	642,867	169,177	192,116	15,651	1,533,311
Division Operations
Michael T. Portacci	2007	384,300	315,126	1,300,355	439,478	101,775	18,912	2,559,946
Senior Vice President -	2006	365,000	208,050	642,867	169,117	106,049	14,246	1,505,329
Division Operations
Gary D. Newsome	2007	384,300	277,890	1,300,355	439,478	78,829	8,953	2,489,805
Senior Vice President -	2006	365,000	211,700	642,867	169,117	111,779	7,200	1,507,663
Division Operations

(1)	Represents the dollar amount recognized for financial reporting purposes for the years ended December 31, 2007 and December 31, 2006 in accordance with FAS 123(R) of awards of restricted stock granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan and thus includes amounts from awards granted during and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amounts ultimately realized.

(2)	Represents the dollar amount recognized for financial reporting purposes for the year ended December 31, 2007 and December 31, 2006 in accordance with FAS 123(R) of awards of stock options granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan and thus includes amounts from awards granted during and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amounts ultimately realized.

(3)	Represents the actuarial increase in the present value of the Named Executive Officer’s benefit under the Supplemental Executive Retirement Plan using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2007 or for 2006.

(4)	All Other Compensation for the year ended December 31, 2007 consists of the following:

			401 (k)	Deferred
		401(k)	Supplemental	Compensation		Personal
		Plan	Plan	Plan		Use
	Long-Term	Employer	Employer	Employer	Life	of
	Disability	Matching	Matching	Matching	Insurance	Corporate	Membership/
	Premiums	Contributions	Contributions	Contributions	Premiums	Aircraft	Dues
Name	($)	($)	($)	($)	($)	($)	($)

Wayne T. Smith	1,950	3,001	—	6,901	34,440	218,948	4,444
W. Larry Cash	1,950	3,034	1,467	15,133	12,655	35,307	9,882
William S. Hussey	1,370	4,501	—	6,984	2,083	—	—
Michael T. Portacci	1,950	4,501	—	7,348	5,112	—	—
Gary D. Newsome	1,950	4,501	—	—	2,503	—	—

Grants of Plan-Based Awards

The following table sets forth the actual number of stock options and restricted stock awards granted during the year ended December 31, 2007 and the grant date fair value of these awards. There can be no assurance that the grant date fair value of options and restricted stock awards will ever be realized.

					All Other	All Other
					Stock	Option	Exercise	Grant Date
					Awards:	Awards:	or Base	Fair
					Number of	Number of	Price of	Value of
		Estimated Future Payouts Under			Shares of	Securites	Option	Stock and
		Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Units	Options	Per Share	Awards
Name	Date	(#)	(#)(1)	(#)	(#)	(#)(2)	($)(3)	($)(4)

Wayne Smith	2/28/2007					100,000	37.21	1,036,000
	2/28/2007		130,000					4,837,300
	7/25/2007					500,000	40.41	5,520,000
	7/25/2007		200,000					8,082,000
Larry Cash	2/28/2007					60,000	37.21	621,600
	2/28/2007		60,000					2,232,600
	7/25/2007					200,000	40.41	2,208,000
	7/25/2007		100,000					4,041,000
William Hussey	2/28/2007					10,000	37.21	103,600
	2/28/2007		33,000					1,227,930
	7/25/2007					100,000	40.41	1,104,000
	7/25/2007		30,000					1,212,300
Michael Portacci	2/28/2007					10,000	37.21	103,600
	2/28/2007		33,000					1,227,930
	7/25/2007					100,000	40.41	1,104,000
	7/25/2007		30,000					1,212,300
Gary Newsome	2/28/2007					10,000	37.21	103,600
	2/28/2007		33,000					1,227,930
	7/25/2007					100,000	40.41	1,104,000
	7/25/2007		30,000					1,212,300

(1)	With respect to the February 28, 2007 grant of restricted stock, the performance measure was achievement of 90% of the low end of the range of projected net revenues as stated in the Company’s earnings release filed with the SEC on Form 8-K on February 15, 2007. Since this performance criteria was met, the awards time-based restrictions will lapse in one-third increments on the first three anniversaries of the grant. With respect to the July 25, 2007 grant, such award was divided into two equal portions. The first half is subject to a performance objective for the attainment of either 90% of the projected net revenues or 75% of the projected earnings per share for the period from close of the Triad acquisition (i.e. July 25, 2007) through June 30, 2008. The second half is subject to a performance objective for the attainment of either 90% of the projected net revenues or 75% of the projected earnings per share for the second year following the Triad acquisition (i.e. July 1, 2008 through June 30, 2009). Once the respective performance objective is attained and certified by the Compensation Committee, the restrictions on the respective award will lapse. In the event of a change in control of the Company, as defined in our Amended and Restated 2000 stock Option and Award Plan, all such restricted stock shall vest and the restrictions shall lapse immediately.

(2)	Represents options granted under our Amended and Restated 2000 Stock Option and Award Plan. The options granted on February 28, 2007 become exercisable with respect to one-third of the shares covered thereby on February 28, 2008, February 28, 2009 and February 28, 2010. The July 25, 2007 options become exercisable with respect to one-third of the shares covered thereby on July 25, 2008, July 25, 2009 and July 25, 2010. In the event of a change in control of the Company as defined in our Amended and Restated 2000 Stock Options and Award Plan, all such options become immediately and fully exercisable.

(3)	Closing market value of shares on February 28, 2007 and July 25, 2007, the date of grants.

(4)	Represents the grant date fair value calculated under FAS 123( R), and as presented in our audited financial statements included in our Annual Report on Form 10-K for the 2007 fiscal year. The fair value of the stock option awards for financial reporting purposes likely will vary from the actual amount ultimately realized by the executive based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2007.

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive
			Plan Awards:					Plan Awards:
	Number of	Number of	Number of				Market Value	Market or
	Securities	Securities	Securities			Number of	of Shares	Payout Value of
	Underlying	Underlying	Underlying			Shares or	or Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised			Units of Stock	of Stock	Units or Other
	Options	Options	Unearned	Option	Option	That Have	That Have	Rights That Have
	Exercisable	Unexercisable	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested
Name	(#)(1)	(#)(2)	(#)	Price	Date	(#)	($)(3)	($)

Wayne Smith	250,000	—	—	$13.0000	6/8/2010
	750,000	—	—	$20.3000	5/22/2013
	66,667	33,333	—	$32.3700	2/28/2013
	33,333	66,667		$38.3000	3/1/2014
	—	100,000		$37.2100	2/28/2015
	—	500,000	—	$40.4100	7/25/2015			—
						430,001	15,849,837
Larry Cash	500,000	—	—	$20.3000	5/22/2013
	43,333	21,667	—	$32.3700	2/28/2013
	16,666	33,334	—	$38.3000	3/1/2014
	—	60,000		$37.2100	2/28/2015
	—	200,000		$40.4100	7/25/2015			—
						225,001	8,293,537
William S. Hussey	10,000	—	—	$23.0000	5/22/2011
	60,000	—	—	$20.2500	12/10/2012
	90,000	—	—	$20.3000	5/22/2013
	60,000	—	—	$27.2900	2/24/2014
	20,000	10,000	—	$32.3700	2/28/2013
	6,666	13,334	—	$38.3000	3/1/2014
	—	10,000	—	$37.2100	2/28/2015
	—	100,000	—	$40.4100	7/25/2015			—
						93,000	3,427,980
Michael Portacci	200,000	—	—	$20.3000	5/22/2013
	20,000	10,000	—	$32.3700	2/28/2013
	6,666	13,334		$38.3000	3/1/2014
	—	10,000		$37.2100	2/28/2015
	—	100,000	—	$40.4100	7/25/2015			—
						93,000	3,427,980
Gary Newsome	200,000	—	—	$20.3000	5/22/2013
	20,000	10,000	—	$32.3700	2/28/2013
	6,666	13,334	—	$38.3000	3/1/2014
	—	10,000	—	$37.2100	2/28/2015
	—	100,000	—	$40.4100	7/25/2015			—
						93,000	3,427,980

(1)	These options were fully vested as of December 31, 2007.

(2)	Vesting of unexercisable options occurred or will occur, subject to the terms of the Amended and Restated 2000 Stock Option and Award Plan, as the case may be, on February 28, 2008 for options expiring on February 28, 2013, in equal increments on March 1, 2008 and March 1, 2009 for options expiring on March 1, 2014, in equal increments on February 28, 2008, February 28, 2009, and February 28, 2010, for

options expiring on February 28, 2015 and in equal increments on July 25, 2008, July 25, 2009 and July 25, 2010, for options expiring on July 25, 2015.

(3)	The dollar value in the table above represents the market value of shares of Common Stock on December 31, 2007 ($36.86 per share) and consists of unvested awards from the following grants. Vesting of these awards occurred or will occur, subject to the terms of the Amended and Restated 2000 Stock Option and Award Plan, as the case may be, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 28, 2005, March 1, 2006 and February 28, 2007. The vesting of awards for the grant on July 25, 2007 occurs in two increments on each of the first two (2) anniversaries of the date of grant.

	Date
Name	Granted	Shares

Wayne Smith	02/28/05	33,334
	03/01/06	66,667
	02/28/07	130,000
	07/25/07	200,000
Larry Cash	02/28/05	21,667
	03/01/06	43,334
	02/28/07	60,000
	07/25/07	100,000
William Hussey	02/28/05	10,000
	03/01/06	20,000
	02/28/07	33,000
	07/25/07	30,000
Michael Portacci	02/28/05	10,000
	03/01/06	20,000
	02/28/07	33,000
	07/25/07	30,000
Gary Newsome	02/28/05	10,000
	03/01/06	20,000
	02/28/07	33,000
	07/25/07	30,000

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the Named Executive Officers along with the number of stock awards that vested during the year ended December 31, 2007.

	Stock Options		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired	Upon Exercise	Acquired	Value Realized
	on Exercise	or Vesting	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)

Wayne T. Smith	—	—	66,666	2,482,975
W. Larry Cash	—	—	43,333	1,613,937
William S. Hussey	—	—	20,000	744,900
Michael T. Portacci	—	—	20,000	744,900
Gary D. Newsome	—	—	20,000	744,900

Pension Benefits

The table shows the present value of accumulated benefit payable to each of the Named Executive Officers as of December 31, 2007, including the number of years of service credited to each such Named Executive Officer, under the Company’s Supplemental Executive Retirement Plan (“SERP”) determined using interest rate and mortality rate assumptions consistent with those described in the footnotes of the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the deferred compensation plan pursuant to the Benefit Exchange Agreement (as described in the Compensation Discussion and Analysis) increased by 7% per year commencing January 1, 2003. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant’s years of service.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
	Plan	Service	Benefit	Fiscal Year
Name	Name	(#)	($)	($)

Wayne T. Smith	SERP	21.83	8,240,025	—
W. Larry Cash	SERP	20.50	3,513,092	—
William S. Hussey	SERP	6.50	356,326	—
Michael T. Portacci	SERP	11.00	334,327	—
Gary D. Newsome	SERP	9.75	328,665	—

(1)	Under the SERP, both Mr. Smith and Mr. Cash are credited with two (2) years of service for every actual year worked.

Nonqualified Deferred Compensation Plan

The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company match contributions in the deferred compensation plan is 20% per year until fully vested at five (5) years. The participants may select their investment funds in the plan and if no fund is selected by the participant the Company will deposit the contributions into a money market account for the participant.

Withdrawals from this plan are paid in equal annual installments over a period of ten (10) years, with the first payment being made on the first business day of the calendar year following the participant’s termination of employment or death unless the participant made an election to receive such distributions in the form of a lump sum payment or in five (5) equal installment payments.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last	in Last	in Last	Distributions	FYE
Name	FY ($)(1)	FY ($)(2)	FY ($)(3)	($)	($)(4)

Wayne T. Smith	20,700	6,901	525,403	—	5,389,076
W. Larry Cash	49,075	15,133	132,033	—	1,257,762
William S. Hussey	57,413	6,984	26,427	—	185,158
Michael Portacci	60,825	7,348	15,065	—	360,841
Gary D. Newsome	—	—	35,979	—	362,994

(1)	Contributions from salary and 2006 bonus received in 2007. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Each participant in the deferred compensation plan, who remains employed on the last day of each Plan Year, is eligible to receive a combined employer matching contribution up to 6% of their compensation for the year. The match into the deferred compensation plan is calculated by taking up to 6% of the participant’s compensation, based on their deferrals, less the Company Matching contributions actually made on behalf of each participant under the CHS 401(k) plan. The Company matches 33.34% of the first 6% deferred into the plans. These amounts are also included as compensation in the summary compensation table.

(3)	Investment earnings for 2007.

(4)	Plan Balance as of December 31, 2007. Contributions made by Named Executive Officers have been previously reflected in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The Named Executive Officers would each receive payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. Below is a discussion of the estimated payments and/or benefits under four events:

1. Voluntary Termination, which includes resignation and involuntary termination for cause, which includes the Company’s termination of the Named Executive Officers’ employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2. Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a Change in Control of the Company.

3. Retirement, as defined in the various plans and agreements.

4. Change in Control of the Company, as defined in the Change in Control severance agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

General Assumptions

Set forth below is a description of payments and/or benefits that would be provided related to each termination event or change in control. Except as noted below, these amounts are the incremental or enhanced amounts that a Named Executive Officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change of control occurred on December 31, 2007. The closing price of the Company’s stock was $36.86 on that date.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as an executive could be compensated, if at all, for only one event.

Voluntary, or Involuntary for Cause.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  Mr. Smith would receive $5,796,000, Mr. Cash would receive $2,962,400, Mr. Hussey would receive $741,266, and Messrs. Portacci and Newsome would each receive $768,600.

Change in Control.  The Named Executive Officers would receive the following payments: Mr. Smith, $8,805,000; Mr. Cash, $4,632,000; Mr. Hussey, $1,982,577; Mr. Portacci, $2,307,900; and Mr. Newsome, $2,307,900.

Equity-Incentive Plan Awards

Each Named Executive Officer has outstanding long term incentive awards granted under the Company’s equity based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary or Involuntary for Cause.  If a Named Executive Officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would automatically become vested. The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $149,665; Mr. Cash, $97,285; and Messrs. Hussey, Portacci, and Newsome, $44,900. All other unvested awards would be forfeited.

Involuntary Termination.  The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $149,665; Mr. Cash, $97,285; and Messrs. Hussey, Portacci, and Newsome, $44,900. The value of unvested restricted stock that would become fully vested for each Named Executive Officers is a follows: Mr. Smith, $15,849,837; Mr. Cash, $8,293,537; and Messrs. Hussey, Portacci, and Newsome, $3,396,360.

Change in Control.  The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $149,665; Mr. Cash, $97,285; and Messrs. Hussey, Portacci, and Newsome, $44,900. The value of unvested restricted stock that would become fully vested for each of the Named Executive Officers is as follows: Mr. Smith, $15,849,837; Mr. Cash, $8,293,537; and Messrs. Hussey, Portacci, and Newsome, $3,396,360.

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the Supplemental Executive Retirement Plan under each described scenario.

Voluntary or Involuntary for Cause.  In the case of voluntary termination the following amounts represent the lump sum value of payments to each of the Named Executive Officers as follows: Mr. Smith, $11,577,206; Mr. Cash, $5,952,474; Mr. Hussey, $620,759; Mr. Portacci, $0; and Mr. Newsome, $0. In the event of involuntary termination for cause, no pension benefits are payable.

Retirement.  The lump-sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $11,577,206; Mr. Cash, $5,952,474; Mr. Hussey, $620,759; Mr. Portacci, $0; and Mr. Newsome, $0.

Involuntary Termination.  The lump-sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $11,577,206; Mr. Cash, $5,952,474; Mr. Hussey, $620,759; Mr. Portacci, $0; and Mr. Newsome, $0.

Change in Control.  The lump sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $14,366,777; Mr. Cash, $8,476,755; Mr. Hussey, $1,229,989; Mr. Portacci, $2,650,387; and Mr. Newsome, $2,529,946.

Other Benefits

In the event of a change in control, the Company provides the continuation of certain health and welfare benefits with an estimated value of $14,000 for each of the Named Executive Officers. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the Named Executive Officers.

Excise Tax Gross-Up

In the event of a change in control, the value of the “gross up” payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 for each of the Named Executive Officers is as follows: Mr. Smith $8,240,113; Mr. Cash, $0; Mr. Hussey, $2,131,948; Mr. Portacci; $2,376,576; and Mr. Newsome, $2,389,029.

Equity Compensation Plan Information

The following table includes information in respect of our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2007.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair
Dale F. Frey
Julia B. North

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three directors each of whom is “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A-3 of the Exchange Act. All of our Audit and Compliance Committee members meet the Securities and Exchange Commission definition of “financial committee audit expert.” The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is posted on our corporate website (www.chs.net) and which is reviewed by the Committee annually, in conjunction with the Committee’s annual self-evaluation. The Company’s management is responsible for its internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue its reports thereon. The Audit and Compliance Committee is responsible for, among other things, monitoring and overseeing these processes, and to recommend to the Board of Directors: (i) the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K; and (ii) the selection of the independent registered public accounting firm to audit the consolidated financial statements of the Company.

In keeping with that responsibility, the Audit and Compliance Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with the independent registered public accounting firm, reviewed internal controls and accounting procedures and provided oversight review of the Company’s corporate compliance program. In addition, the Audit and Compliance Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditors Communication with Those Charged with Governance.”

The Audit and Compliance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal auditors and the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit and Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm its independence and reviewed the amount of fees paid to the independent registered accounting firm for audit and non-audit services.

Based on the Audit and Compliance Committee’s discussions with management and the independent registered public accounting firm and the Audit and Compliance Committee’s review of the representations of management and the materials it received from the independent registered public accounting firm as described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

This report is respectfully submitted by the Audit and Compliance Committee of the Board of Directors.

The Audit and compliance Committee

John A. Clerico, Chair
John A. Fry
H. Mitchell Watson, Jr.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel

Franklin, Tennessee
April 11, 2008

								Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior Proxy given by the undersigned. Unless expressly voted otherwise, a signed Proxy will be voted FOR the election of the two named nominees for directors and, unless otherwise specified, FOR proposal 2 herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy a copy of the Notice of Annual Meeting and Proxy Statement dated April __, 2008, describing more fully the proposals set forth herein.

The Board of Directors recommends a vote FOR each of the nominees for director.						The Board of Directors recommends a vote FOR proposal 2.
							FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	ELECTION OF DIRECTORS CLASS II				2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending December 31, 2008.

	01 John A. Fry	FOR ☐	AGAINST ☐	ABSTAIN ☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

	02 William Norris Jennings, M.D.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature					Signature (if held jointly)	Date
Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the Proxy signed by an officer of the corporation, indicating his/her title. If the stockholder is a partnership, the full partnership name should be inserted and the Proxy signed by an authorized person of the partnership, indicating his/her title. If the stockholder is a limited liability company, the full limited liability company name should be inserted and the Proxy signed by an authorized person of the limited liability company, indicating his/her title.

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Community Health Systems, Inc.

2008 Annual Meeting of Stockholders

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Community Health Systems, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 20, 2008, at 8:00 a.m., local time, and at any adjournments or postponements thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

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